FORM 4                                             OMB APPROVAL
                                                 OMB NUMBER  3235-0287
                                                 EXPIRES: December 31, 2001
                                                 Estimated Average burden
                                                 hours per response.....0.5


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


[ X ] Check this box if no longer
subject to Section 16. Form 4 or
Form 5 obligations may continue.
See instruction 1(b).

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company act of 1940

(Print or Type Responses)
1.     Name and Address of Reporting Person
       KPC International N.V.
       John B. Gorsiraweg 14
       P.O. Box 3889, Willemstad
       Curacao, Netherlands Antilles

2.     Issuer Name and Ticker or Trading Symbol
       Celanese AG (Trading Symbol CZ)

3.     IRS or Social Security Number of Reporting Person (Voluntary)


4.     Statement for Month/Year
       November 1999

5.     If Amendment, Date of Original
       (Month/ Year)

6.     Relationship of Reporting Persons to Issuer
       (Check all applicable)

       ___   Director                           |X|   10% Owner
       ___   Officer (give title below)         ___   Other (specify below)

7. Individual or Joint/Group Filing (Check applicable line) |X| Form filed by One Reporting Person
         ___ Form Filed by More than One Reporting Person


TABLE I.- NON DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

1.     Title of Security (Instr. 3)
       Ordinary Shares, no par value

2.     Transaction Date (Month/Day/Year)
       11/08/99

3.     Transaction Code (Instr. 8)
       Code              V

       J(1)

4.     Securities Acquired (A) or Disposed of (D)  (Instr. 3, 4 and 5)
       Amount            (A) or (D)                Price
       14,400,000           (D)                    (1)

5.     Amount of Securities Beneficially Owned at End of Month  (Instr. 3 and 4)
       0

6.     Ownership Form:  Direct (D) or Indirect (I)   (Instr. 4)
       I

7.     Nature of Indirect Beneficial Ownership       (Instr. 4)
       (2)

       If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
       Reminder: Report on a separate line each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)

                                                                          (Over)
                                                                 SEC 1474 (7-96)


                                  Page 1 of 2

FORM 4 (continued)

TABLE II. -   DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                 (E.G. puts, calls, warrants, options, convertible securities)

1.     Title of Derivative Security (Instr. 3)
       None.

2.     Conversion or Exercise Price of Derivative Security


3.     Transaction Date (Month/Day/Year)


4.     Transaction Code  (Instr. 8)
       Code              V

5. /Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
       (A)               (D)


6.     Date Exercisable and Expiration Date   (Month/Day/Year)
       Date Exercisable                Expiration Date

7.     Title and Amount of Underlying Securities   (Instr. 3 and 4)
       Title                          Amount or Number of Shares

8.     Price of Derivative Security   (Instr. 5)


9.     Number of Derivative Securities Beneficially Owned at End of Month
       (Instr. 4)


10.    Ownership Form of Derivative Security: Direct (D) or Indirect(I)
       (Instr. 4)


11.    Nature of Indirect Beneficial Ownership        (Instr. 4)



Explanation of Responses:
         (1) On November 8, 1999, the Reporting Person ceased to be a beneficial owner of any securities of the Issuer. All such shares were transferred on November 8, 1999 to the Reporting Person's ultimate parent, Kuwait Petroleum Corporation.

         (2) As the Issuer is a "foreign private issuer," as defined under Rule 3b-4 under the Securities Exchange Act of 1934 (the "1934 Act"), pursuant to Rule 3a-12 thereunder, the Issuer's Ordinary Shares, no par value, are exempt from Section 16 of the 1934 Act, and the Reporting Person was not subject to such Section 16 on account of its previous beneficial ownership of such Ordinary Shares.




                             /s/      Kersten von Schenck               12/02/99
                             ***  Signature of Reporting Persons        Date
                             Name:  Kersten von Schenck
                             Title: Attorney

                             On behalf of KPC International N.V.

*** Intentional misstatements or omission of facts constitute Federal Criminal
    Violations.
            See 18 U.S.C. 1001 and 15 U.S.C.78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.